UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2005

POWER EFFICIENCY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-31805	22-3337365
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

3900 Paradise Road, Suite 283, Las Vegas, NV		89109
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 697-0377

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.02  Termination of Material Definitive Agreement.

The Registrant reached an agreement with Commerce Energy Group (“CEG”), one of the Registrant’s largest shareholders, which became effective on April 28, 2005 to terminate a licensing agreement for the Registrant’s single phase technology (“License Agreement”). The License Agreement was entered into between the parties on October 11, 2004 and became effective 90 days thereafter and was included as exhibit 10.1 in the Registrant’s Form 10-QSB filed November 15, 2004.  The Licensing Agreement was for ten years with a three year extension (at which time our patent expires) and provided us a royalty equivalent to 5% of the net profits from CEG’s sales of products utilizing the single phase technology.  The termination of this licensing agreement means all sales and profits of the single phase product will accrue solely to the benefit of the Registrant. In exchange for canceling the Licensing Agreement, the Registrant issued 180,723 share of Series A-1 Preferred stock (presently convertible into 150,000 shares of common stock) and 75,000 common stock purchase warrants with an exercise price of $0.45 per share. These securities are exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as transactions not including any public offering.

Item 3.02  Unregistered Sale of Equity Securities.

 On April 28,2005 Summit Energy Ventures LLC (“Summit”) invested $200,000 in the Registrant in exchange for the issuance of 1,204,819 shares of the Registrant’s Series A-1 Preferred Stock (presently convertible into 1,000,000 shares of common stock) and the issuance of 500,000 common stock purchase warrants with an exercise price of $0.45 per share. There were no fees or commissions associated with this offering. These securities are exempt from registration pursuant to pursuant to Section 4(2) of the Securities Act of 1933 as transactions not including any public offering.

Description of Document		Location
1.1	Subscription Agreement with Commerce Energy Group	Filed herewith.
1.2	Single Phase License Agreement with Commerce Energy Group	Incorporated herein by reference from the Company’s Form 10-QSB filed November 15, 2004.
3.1	Subscription Agreement with Summit Energy Ventures LLC	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER EFFICIENCY CORPORATION
(Registrant)

By:	/s/ Steven Strasser
Steven Strasser, CEO
Date: May 4, 2005